Exhibit 99.1

Blüm Holdings Moves Forward with Binding LOI for Key Acquisition

DOWNEY, Calif., Feb. 04, 2025 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm,” “Blüm Holdings,” “we” or “us”), a California-based publicly traded holding company and cannabis operator, today announced that it has entered into a Binding Letter of Intent (“LOI”) to acquire a premier Northern California dispensary (“Target”). This follows the previously announced Non-Binding Letter of Intent disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 15, 2025.

For the twelve months ended December 31, 2024, the Target generated approximately $18.0 million in annual gross revenue and approximately $13.0 million in net revenue. These revenue figures have not been audited and remain subject to adjustment.

Pursuant to the terms of the LOI, a wholly own subsidiary of Blüm will acquire 100% of the issued and outstanding stock of the Target for a total purchase price of $2.0 million structured as a combination of cash and equity, and subject to a performance-based bonus award.

Concurrently with the parties’ execution of the LOI, Blüm entered into a senior secured convertible promissory note in the principal amount of $500,000 (the “Note”). The Note includes performance-based milestone requirements. The Note carries interest at a rate of 8% per annum and matures on March 31, 2025. The Note may be converted into shares of the Target and is currently expected to be either converted into equity of the Target or have its maturity date extended, subject to completion of due diligence and final negotiations as the case may be. The LOI and Note include structured operational targets, such as operating expense reductions and EBITDA improvements, to align incentives and drive sustainable growth.

No assurances can be made that the Company will successfully negotiate and enter into definitive agreements for the transactions contemplated by the LOI (the “Transaction”) or that the Company will be successful in completing the Transaction.

“This agreement is a testament to the hard work and dedication of our team and shareholders over the past two years as we continue executing on our turnaround strategy and enter a new era of growth. The progress we have made would not have been possible without the trust and support of our employees, corporate team, partners, and shareholders, and for that, I am incredibly grateful. Their belief in our vision has allowed us to take bold but disciplined steps which we believe will stabilize and grow our business. We expect this Transaction to represent a significant and meaningful milestone in our journey, and we remain committed to driving durable value for our team, shareholders, partners, and customers,” said Sabas Carrillo, CEO of Blüm Holdings.

“Beyond acquiring a dispensary with strong gross and net revenues, we are equally excited to welcome such a hardworking and dedicated team to Blüm. Their experience, resilience, and commitment to excellence align well with our culture, and we look forward to working alongside them to build something truly special together while integrating their operations into our expanding platform,” Sabas added.

“That said, job’s not finished. We still have work ahead of us to successfully close this Transaction—work that must be done during a particularly turbulent time in both the cannabis industry and the broader political climate. While challenges remain, I have confidence in our team’s ability to navigate this moment with the same determination and discipline that have brought us this far, ” concluded Sabas.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar. As both a holding company and a marketing platform, Blüm aims to leverage its growing ecosystem to accelerate customer and retail investor acquisition, increase brand awareness, and create value across its portfolio.

For more info, please visit: https://blumholdings.com.

Follow us on Instagram @blumholdings

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Such risks may include, among other things, the risk that the Company will not achieve the anticipated benefits of Transaction, such as the stabilization and growth of the Company’s business; the risk that we may not be able to execute our growth strategies; the risk that we may not successfully negotiate and enter into definitive agreements for the Transaction; and the risk that even if we are able to negotiate and enter into definitive agreements, the Transaction may not be completed. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.